UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

July 3, 2015

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 365-4600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph D. Margolis as Chief Investment Officer

On July 7, 2015, Extra Space Storage Inc. (the “Company”) announced that it appointed Joseph D. Margolis, 54, as the Company’s Chief Investment Officer (“CIO”), effective immediately. From 2011 until his appointment as the Company’s CIO, Mr. Margolis served as Senior Managing Director and Partner at Penzance Properties, a vertically integrated owner, operator and developer of office and other properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds, a private real estate investment management firm, from 2004 through 2011. Mr. Margolis is a graduate of Harvard College and Columbia University School of Law.

Mr. Margolis’ annual base salary is $500,000. He is also eligible for an annual bonus of up to 100% of his annual base salary and will participate in employee benefit plans made available to the Company’s executives; however, for 2015, Mr. Margolis’ annual bonus will be up to 75% of his annual base salary. In connection with his commencement of employment, the Company has agreed to grant Mr. Margolis, effective August 1, 2015, 60,000 shares of restricted stock, an additional number of shares of restricted stock equal to $400,000 based on the closing price on August 1, 2015, and an option to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the closing price on August 1, 2015, subject to the terms of the Company’s 2015 Incentive Award Plan. The Company has also agreed to pay for up to $100,000 in relocation expenses for Mr. Margolis’ relocation to the Salt Lake City area.

Mr. Margolis has served as a member of the Company’s board of directors since February 2005 and will resign from the board in connection with joining the Company as CIO. Mr. Margolis’ resignation from the board did not result from any disagreement with the Company concerning any matter relating to its operations, policies or practices. Concurrently with his resignation from the board, Mr. Margolis is resigning from the Audit Committee and the Compensation, Nominating and Governance Committee of the board.

Appointment of Gary B. Sabin to Board of Directors

On July 3, 2015, the Company’s board of directors appointed Gary B. Sabin, 60, to the board, effective immediately. Mr. Sabin has served as Chairman and Chief Executive Officer of Excel Trust, Inc., a retail focused REIT, since its formation in December 2009. Since October 2003, Mr. Sabin has served as Chairman, Chief Executive Officer and President of Excel Realty Holdings. From September 2001 to October 2003, Mr. Sabin served as Co-Chairman and Chief Executive Officer of Price Legacy Corporation. In addition, Mr. Sabin has served as Chief Executive Officer of various companies since his founding of Excel Realty Trust Inc.’s predecessor company and its affiliates beginning in 1978. He has been active for over 35 years in diverse aspects of the real estate industry, including the evaluation and negotiation of real estate acquisitions, management, financing, development and dispositions. Mr. Sabin also currently serves as Chairman of The Sabin Children’s Foundation and Vice Chairman of the Cystic Fibrosis Foundation, and is a member of the board of directors of CareTrust REIT, Inc. and CharityVision. Mr. Sabin received a Master’s Degree in Management from Stanford University as a Sloan Fellow and a Bachelor of Science in Finance from Brigham Young University.

Mr. Sabin will receive the standard compensation for the Company’s non-employee directors. On July 3, 2015, in connection with his appointment to the board, the board of directors granted Mr. Sabin 1,135 fully vested shares of the Company’s common stock pursuant to the Company’s 2015 Incentive Award Plan.

Charles L. Allen to Transition to New Role

On July 7, 2015, the Company announced that Charles L. Allen, the Company’s current Executive Vice President and CIO, will step down as CIO, effective immediately, and will continue in his duties as an Executive Vice President focusing on strategy and execution of complex transactions, including acquisitions involving operating partnership units.

Item 7.01. Regulation FD Disclosure.

On July 7, 2015, the Company issued a press release announcing Mr. Margolis’ transition from director to CIO, the appointment of Mr. Sabin to the board of directors and Mr. Allen’s transition to the role of Executive Vice President focusing on complex transactions. A copy of the press release is attached hereto as Exhibit 99.1. The information contained in Item 7.01 of this current report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated July 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRA SPACE STORAGE INC.

Date: July 7, 2015	By	/s/ Gwyn McNeal
Name: Gwyn McNeal
Title: Executive Vice President and Chief Legal Officer